Registration No. 333-

As filed with the Securities and Exchange Commission on December 4, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRANA BIOTECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ABN 37 080 699 065

Level 3, 62 Lygon Street, Carlton, Victoria 3053 Australia

(Address of Principal Executive Offices) (Zip Code)

2018 AMERICAN DEPOSITORY SHARE (ADS) OPTION PLAN

(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

(Name and address of agent for service)

Tel.  (302) 738-6680

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Rodda, Esq. Quinert Rodda & Associates Pty Ltd. PO Box 16109, Collins Street West, Vic 8007, Australia Tel: (61 3) 8692 9000 Fax: (61 3) 8692 9040	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per ADS (3)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value(1)	60,000,000 (2)	$1.66	$1,660,000	$201.19

(1)	American Depositary Shares (“ADSs”) (evidenced by American Depositary Receipts, each representing sixty ordinary shares, no par value (“Ordinary Shares”), have been registered on a separate registration statement on Form F-6 filed with the Securities and Exchange Commission on August 28, 2006, as amended on December 21, 2007 and November 6, 2014 (File No. 333-199907). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of Ordinary Shares that may be offered or issued pursuant to the Registrant’s 2018 American Depository Share (ADS) Option Plan by reason of stock splits, stock dividends or similar transactions

(2)	Issuable under options previously granted (27,000,000) and that may be granted in the future (33,000,000) under the Registrant’s 2018 American Depository Share (ADS) Option Plan.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.66, the average of the high and low prices of the Registrant’s ADSs as reported on The NASDAQ Capital Market on December 3, 2018.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent to or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities and Exchange Act, as amended (the “Exchange Act”) (Commission File No. 000-49843):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2018; and

(b)	The description of the Registrant’s ADRs contained in the Registrant’s Registration Statement on Form 20-F filed with the Commission on May 28, 2002 (File No. 000-49843).

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Constitution provides that, subject to the Australian Corporations Act, every director, secretary, manager or officer of our company or any person employed by our company as auditor shall be indemnified out of our funds against all liability incurred by such person as a director or officer in defending proceedings, whether civil or criminal, in which judgment is given in the persons favor or in which the person is acquitted in connection with any application under the Australian Corporations Act in which relief is granted to the person by a Court.

Under our Constitution no director, auditor or other officer shall be liable for (i) any acts, receipts, neglect or defaults of any other director or officer for joining in any receipt or other act for conformity; (ii) any loss or expense that may happen to us through the inefficiency or deficiency of title to any property acquired by order of the directors or on our behalf; (iii) the inefficiency or deficiency of any security in or upon which any of our monies shall be invested; (iv) any loss or damage arising from bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited; (v) any loss occasioned by any error of judgment, omission, default or oversight on the persons part; or (vi) any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence, default, breach or duty, breach of trust or dishonesty.

In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is liable or has been an officer of our company or one of our subsidiaries against a liability:

•	incurred by the person in his or her capacity as an officer of our company or a subsidiary of our company provided that the liability does not arise out of a conduct involving a willful breach of duty in relation to our company or a subsidiary of our company; or

•	for costs and expenses incurred by that person defending proceedings, whatever their outcome.

We maintain a directors' and officers' liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on December 4, 2018.

By:	/s/ Geoffrey Kempler
Geoffrey Kempler
Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS,  that each person whose signature appears below constitutes and appoints Geoffrey Kempler and Kathryn Andrews, and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on December 4, 2018.

Signature	Title

/s/ Geoffrey P. Kempler Geoffrey P. Kempler	Chairman of the Board of Directors and Chief Executive Officer

/s/ Kathryn J. E. Andrews Kathryn J. E. Andrews	Chief Financial Officer

/s/ Lawrence Gozlan Lawrence Gozlan	Director

/s/ Peter Marks Peter Marks	Director

/s/ Brian D. Meltzer Brian D. Meltzer	Director

/s/ George W. Mihaly George W. Mihaly	Director

/s/ Ira Shoulson Ira Shoulson	Director

Puglisi & Associates		Authorized Representative in the United States

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director

Exhibit No.	Description of Exhibit
4.1	Constitution of Registrant (1)
4.2	Deposit Agreement dated March 23, 2001 and as amended on January 2, 2008, among the Registrant and the Bank of New York, as Depositary, and owners and holders of ADRs issued thereunder, including the Form of ADRs (2)
4.3	Prana Biotechnology Limited 2018 American Depository Share (ADS) Option Plan
5.1	Opinion of Quinert Rodda & Associates Pty Ltd. regarding legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm
23.2	Consent of Quinert Rodda & Associates Pty Ltd. (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement).

___________

(1)	Incorporated by reference to the Registrant's Registration Statement on Form 20-F for the year ended June 30, 2009 (File No. 000-49843).

(2)	Incorporated by reference to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on November 6, 2014 (File No. 333-199907).